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                                                                    Exhibit 23.1



                             ACCOUNTANTS' CONSENT


The Board of Directors
Anteon Corporation and subsidiaries


We consent to the use of our reports dated February 19, 1999, except as to note 13, which is as of April 14, 1999, on the consolidated financial statements of Anteon Corporation and subsidiaries (Successor) as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, and for the period from April 1, 1996 to December 31, 1996, and the financial statements of Ogden Professional Services Corporation (Predecessor) for the period from January 1, 1996 to March 31, 1996, included herein and to the references to our firm under the headings "Summary Consolidated Financial Data--Anteon Corporation," "Selected Consolidated Financial Data--Selected Consolidated Financial Data of Anteon Corporation" and "Experts" in the prospectus.

We also consent to the use of our report dated April 30, 1999, on the consolidated financial statements of Analysis & Technology, Inc. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, and to the references to our firm under the headings "Summary Consolidated Financial Data--Analysis & Technology, Inc.," "Selected Consolidated Financial Data--Selected Consolidated Financial Data of Analysis & Technology, Inc." and "Experts" in the prospectus.




                                             KPMG LLP

McLean, Virginia
August 9, 1999